EXHIBIT 10.1
SEPARATION AGREEMENT AND RELEASE OF CLAIMS
This Separation Agreement and General Release of Claims (“Agreement”) is made and entered into between Residential Funding Company, LLC (“RFC” or “Company”) and Bruce Paradis (“Paradis” or “you”). This Agreement represents our mutual understanding and agreement concerning your at-will employment with RFC, which will terminate effective June 1, 2007 (“Separation Date”).
IT IS HEREBY AGREED, by and between Paradis and RFC as follows:
     1. Release Consideration. If you sign this Agreement on or before July 1, 2007 and do not revoke pursuant to Section 17 of this Agreement, RFC will provide you with the following consideration as set forth in Sections 1(a), 1(b), 1(c) and 1 (d).
a. The sum of $511,271.00 less all applicable federal, state, local, and benefit withholdings, payable to you within 10 business days following the 15-Day Revocation Period detailed in Section 17 herein. RFC will issue you an IRS Form W-2 for this sum. This consideration represents a full and final compromise of any and all of your claims for compensation and/or damages of any kind as well as any and all claims for attorney’s fees and costs, and is not something to which you would be entitled in the event you do not sign this Agreement.
b. The sum of $2,019,750.00 less all applicable, federal, state, local and benefit withholdings, payable to you on or before February 29, 2008, but only if you are in compliance with Section 5 (a) through (d) below on that date. RFC will issue you an IRS Form W-2 for this sum.
c. RFC will reimburse you for six months of office rental expenses in an aggregate amount not to exceed $22,455.00, to be used within a twelve (12) month period. This reimbursement shall only be for the actual cost of the office space itself, no additional business expenses. The reimbursement shall begin effective on the later of (i) June 1, 2007 or (ii) the commencement of Paradis’ lease, which will occur no later than December 1, 2007. RFC will issue you an IRS Form 1099 for this amount.
d. You will be provided with full-time administrative support by Marybeth Sayre beginning on June 1, 2007 and ending on September 28, 2007. Ms. Sayre will remain on the payroll of RFC during this time period.
     2. Release and Waiver of Claims by You. Except as described in Sections 2.3 and 2.4 below, you WAIVE AND RELEASE any and all claims, whether or not now known to you, against RFC and its parent companies, current and former officers, directors, members, investors, employees, attorneys, agents, predecessors, successors, affiliates, subsidiaries, assigns and legal representatives (together, the “Releasees”), arising from or relating to any and all acts, events and omissions occurring prior to the date you sign this Agreement.

     2.1. Included Claims. The claims being waived and released include, without limitation,
a. any and all claims arising from or relating to your recruitment, hire, employment and termination of employment with RFC;
b. any and all claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, assault and battery, violation of public policy;
c. any and all claims of unlawful discrimination, harassment and retaliation under applicable federal, state and local laws and regulations;
d. any and all claims of violation of any federal, state and local law relating to recruitment, hiring, terms and conditions of employment, and termination of employment; and
e. any and all claims for monetary damages and any other form of personal relief.
The claims being waived and released also include claims under the federal Age Discrimination in Employment Act, as amended (“ADEA”).
     2.2 Unknown Claims. In waiving and releasing any and all claims against the Company Releasees, whether or not now known to you, you understand that this means that, if you later discover facts different, from or in addition to those facts currently known by you, or believed by you to be true, the waivers and releases of this Agreement will remain effective in all respects — ‘despite such different or additional facts and your later discovery of such facts, even if yow would not have agreed to this Agreement if you had prior knowledge of such facts.
     2.3. Exceptions. The only claims that are not being waived and released by you under this Section 2 are claims you may have for:
a. unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law;
b. continuation of existing participation in Company-sponsored group health benefit plans, at your full expense, under the federal law known as “COBRA” and/or under an applicable state counterpart law;
c. any benefit entitlements that are vested as of the Separation Date pursuant to the terms of a Company-sponsored benefit plan governed by the federal law known as “ERISA;”
d. violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and

e. any wrongful act or omission occurring after the date you sign this Agreement.
     2.4. Government Agency Claims Exception. Nothing in this Section 2, or elsewhere in this Agreement, prevents or prohibits you from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government.
     3. Release and Waiver of Claims by Company. The Company waives and releases any and all claims, whether or not now known to it, against Paradis, arising from or relating to any and all acts, events and omissions occurring prior to the date of this Agreement with the exception of claims arising from Paradis’ criminal conduct, fraud, willful and wanton misconduct, breach of fiduciary duty and/or claims against Paradis arising out of loan transactions, if any, between Paradis and the Company, its parents, subsidiaries or affiliates.
     4. Waiver of Rights. You understand that by executing this Agreement, you are waiving any rights that you may have with respect to any plan or agreement between you and the Company and/or its parents in which you may have eligibility or entitlement to severance or other compensation, including but not limited to the GMAC Senior Leadership Severance Plan, the GMAC Long-Term Phantom Interest Plan, the GMAC LLC 2007 Annual Incentive Plan, the GMAC Mortgage Group Phantom Stock Plan and the GMAC Management LLC Class C. Membership Interests Plan.
     5. Non-Competition and Non-Solicitation. You acknowledge and recognize the highly competitive nature of the businesses of Residential Capital, LLC its affiliates, successors and direct and indirect subsidiaries (collectively “ResCap”) and accordingly agree that:
a. for 6 months from the date you execute this Agreement you will not engage in any activity which is competitive with ResCap, including without limitation becoming an employee, investor (except for passive investments of not more than five percent (5%) of the outstanding shares of, or any other equity holdings of a competitor of ResCap’s that is traded on the New York Stock Exchange, Nasdaq or any other over-the-counter securities market), officer, owner, agent, partner or director of, consultant or contractor or other participant in, any firm, person or other entity in any geographic area that either directly or indirectly competes with ResCap. “Competitive” means any individual or entity engaged in the business of the origination and/or servicing of mortgage loans, the securitization of mortgage loans, real estate finance services, business financing services, including but not limited to resort finance, residential finance, healthcare finance or acquisition or development and construction finance. Notwithstanding the foregoing, nothing in this provision is intended to prohibit you from engaging in personal investments in real estate finance services, business financing services, including but not limited to resort finance, residential finance, or development and construction finance.. You affirm that from June 1, 2007 until the date you execute this Agreement that you have not engaged in the activities described in this paragraph 5(a).

b. for 6 months from the date you execute this Agreement you will not directly or indirectly assist others in engaging in any of the activities in which you are prohibited to engage by clause (a) above. You affirm that from June 1, 2007 until the date you execute this Agreement that you have not engaged’ in the activities described in this paragraph 5(b).
c. for 18 months from the date you execute this Agreement you will not directly or indirectly induce any employee of ResCap to terminate his/her employment with ResCap or employ or offer employment to any person who was employed by ResCap unless such person shall have ceased to be employed by ResCap for a period of at least twelve (12) months. You affirm that from June 1, 2007 until the date you execute this Agreement that you have not the activities described in this paragraph 5(c).
d. for 6 months from the date you execute this Agreement you will not directly or indirectly solicit business from any Customer of ResCap, with respect to the origination and/or servicing of mortgage loans, the securitization of mortgage loans, real estate finance services, business financing services, including but not limited to resort finance, residential finance, healthcare finance or acquisition or development and construction finance. The term “Customer” of ResCap, as used in this paragraph, shall mean those entities and their successors or affiliates that, within the twelve (12) month period immediately preceding your Separation Date, purchased products or services from ResCap. You specifically agree and understand that the scope of this restriction is reasonable and tailored to reflect the nature of your work for ResCap. You affirm that from June 1, 2007 until the date you execute this Agreement that you have not engaged in the activities described in this paragraph 5(d).
e. It is expressly understood and agreed that (i) although you and ResCap consider the restrictions contained in this Section 5 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or geographic restrictions or any other restriction contained herein is unenforceable, this Agreement shall not be rendered void but rather shall be deemed to be enforceable to such maximum extent as such court may judicially determine or indicate to be enforceable, and (ii) if any restriction contained in this Agreement is determined to be unenforceable and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
f. Notwithstanding any provision of this Agreement to the contrary, upon RFC’s good faith determination that you have breached any provision of this Section 5, RFC’s obligations to make any payments to you under Section 1(b) of this Agreement shall abate if you are unable to cure such breach, within the reasonable discretion of the Company, within ten days after written notice to you detailing which sub-section(s) you breached and the factual basis for the claim of breach. RFC shall send written notice of breach to you detailing the factual basis for the claim of breach. Such notice shall be sent to: Bruce Paradis 12530 Beach

Circle, Eden Prairie, MN 55344. Should you fail to cure the breach within 10 days after receiving the written notice, RFC’s obligations to make any payments to you under Section 1(b) of this Agreement shall continue to be abated until the respective claims of the parties related to the breach have been adjudicated.
g. After payment of the consideration set forth in Section 1(b) has been made, you agree that upon an arbitrator’s determination under subsection h below, that you have breached any provision of this Section 5, it will cause irreparable harm to RFC and you will become immediately liable to RFC for $200,000 if you are unable to cure such breach, within the sole discretion of the Company, within ten days after written notice to you detailing which sub-section(s) you breached and the factual basis for the claim of breach. RFC shall send written notice of breach to you detailing the factual basis for the claim of breach. Such notice shall be sent to: Bruce Paradis 12530 Beach Circle, Eden Prairie, MN 55344.
h. Any controversy or claim arising out of or relating to Section 5, or breach thereof shall be submitted to arbitration in Minneapolis, Minnesota in accordance with the Rules of the American Arbitration Association relating to employment disputes. The award rendered in any arbitration proceeding held under this Paragraph shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof.
     6. Cooperation. You agree that you will cooperate with reasonable requests by RFC, its parents, subsidiaries or affiliates for assistance in the transition of your duties as well as the preparation and defense of claims or litigation matters involving the Company, its parents, subsidiaries or affiliates at times that are mutually convenient. Such cooperation shall include, but is not limited to, being available for interview by Company representatives or its attorneys; attending administrative or judicial hearings; attending depositions, meetings, strategy sessions and trial; and assisting in responding to correspondence from third parties and discovery requests. RFC agrees to reimburse your reasonable out-of-pocket expenses, excluding attorney’s fees, incurred in providing such cooperation and, to the extent that your involvement takes more than eight hours in the aggregate, RFC will compensate you at an hourly rate of $300. All other requests for cooperation by the Company not involving the preparation and defense of claims or litigation matters as specifically set forth herein shall be limited to 12 months from the date you execute this Agreement. All requests for your cooperation shall not exceed more than 20 hours per month. This time limitation is exclusive of any activities you are required to participate in by subpoena or court order.
     7. Confidential Information. You agree and acknowledge that during the course of your employment with RFC that you had access and were privy to information, documents and/or materials relating to RFC, its parents, subsidiaries and affiliates that are of a confidential and/or proprietary nature or which constitute trade secrets and/or privileged information, the disclosure of which will cause irreparable harm to RFC, its parents, subsidiaries and affiliates. As part of this Agreement, you agree to return such information which is in your possession or which has been given to others, and that you will not discuss or disclose to any person or entity any trade secret, confidential, proprietary and/or privileged information without the express permission of RFC.

     8. Confidentiality and Non-Disparagement. You agree that you will not communicate or disclose the terms of this Agreement, or the circumstances leading up to this Agreement to any persons other than your spouse, attorney, accountant and/or tax consultant, or as otherwise required by law. It will be a material breach of this Agreement to discuss this Agreement with any employee or former employee of RFC, its parents, subsidiaries and affiliates. You agree that you will not publicly or privately disparage any of the products, services or actions of ResCap or GMAC, LLC, their employees, or any related entity, or make detrimental, harmful or injurious remarks regarding ResCap or GMAC, LLC their employees, or any related entity. Nothing in this Section 8, or elsewhere in this Agreement, is intended to prevent or prohibit you from (i) providing information regarding your former employment relationship. with RFC, as may be required by law or legal process; or (ii) cooperating, participating or assisting in any government entity. investigation or proceeding.
     9. You agree that if an arbitrator (as provided below) has determined that you have breached the terms of Sections 7 or 8, it will cause irreparable harm to RFC and you will become immediately liable to RFC for $200,000.00 if you are unable to cure such breach, within the sole discretion of the Company, within ten days after written notice to you detailing which sub-section(s) you breached and the factual basis for the claim of breach. RFC shall send written notice of breach to you detailing the factual basis for the claim of breach. Such notice shall be sent to: Bruce Paradis 12530 Beach Circle, Eden Prairie, MN 55344. Any controversy or claim arising out of or relating to Section 9 shall be submitted to arbitration in Minneapolis, Minnesota in accordance with the Rules of the American Arbitration Association relating to employment disputes. The award rendered in any arbitration proceeding held under this Paragraph shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof.
     10. Confidentiality and Non-Disparagement. Company agrees that it will not communicate or disclose the terms of this Agreement, or the circumstances leading up to this Agreement to any entities or persons other than senior management of the Company, its attorneys, accountants, tax consultants, and/or Company personnel based on business necessity or as otherwise required by law. Nothing in this Section 10, or elsewhere in this Agreement, is intended to prevent or prohibit Company from (i) providing information which may be required by law or legal process; or (ii) cooperating, participating or assisting in any government entity investigation or proceeding.
     11. Construction of Agreement. Should any of the provisions or terms of this Agreement require judicial interpretation, it is agreed that the Court interpreting or construing this Agreement shall not apply a presumption that such provision(s) or term(s) shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared it, it being agreed that all parties and their counsel have participated in the review of this Agreement.
     12. Entire Agreement. The undersigned further agree, declare and represent that no promise, inducement, representation or agreement not herein expressed has been made to any party or caused them to enter this Agreement. The Agreement contains the entire agreement between the parties and the terms of the Agreement are contractual and not a mere recital. This is a fully integrated agreement. It may not be altered or modified by oral agreement or representation or otherwise except by a writing of subsequent date hereto signed by all parties in interest.
     13. Severability. Other than for Sections 1, 2, 2.1 2.4, 4 and 5 herein, the paragraphs of this Agreement are severable. Finding that any particular paragraph of this Agreement is invalid and/or unenforceable shall not affect the validity or enforceability of the remaining provisions of the Agreement.
     14. Facsimile Signatures. This Agreement may be executed in any number of counterparts, and with facsimile signatures, with the same effect as if all of the parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one agreement. Absent an original signature, it is hereby understood and agreed that a facsimile signature shall be binding upon the parties and otherwise admissible under the Best Evidence Rule.
     15. Governing Law. This Agreement is made and entered into in the State of Minnesota and shall in all respects be interpreted, enforced and governed under the laws of Minnesota.
     16. Acknowledgement.
               a. You have read the terms of this Agreement and understand its terms and effects, including the fact that you have agreed to RELEASE AND FOREVER DISCHARGE RELEASEES from any claims arising out of your employment relationship with RFC, the terms and conditions of that employment relationship, and the termination of that employment relationship;
               b. You have signed this Agreement voluntarily and knowingly in exchange for the consideration provided to you, which you acknowledge is adequate and satisfactory;
               c. You have been advised by RFC through this document to consult with an attorney concerning this Agreement prior to signing it;
               d. RFC provided you with a period of at least twenty-one (21) days in which to consider this Agreement, and decide whether or not to sign it, and you have signed on the date indicated below after concluding that it is satisfactory to you;
               e. Neither RFC, nor any of its agents, representatives, employees, or attorneys, has made any representations to you concerning the terms or effects of this Agreement other than those contained herein.
     17. Right to Revoke. You also understand you have the right to revoke this Agreement insofar as it relates to claims or potential claims under the Minnesota Human Rights Act and/or the Age Discrimination in Employment Act. In order to revoke this Agreement, you must provide written notice, delivered in person or sent by certified mail, to the following:

Anne M. Janiczek
Associate General Counsel
GMAC Mortgage, LLC
100 Witmer Road, P. O. Box 963,
Horsham, PA 19044-0963
To be effective, any revocation relating to the Minnesota Human Rights Act must be delivered within fifteen (15) calendar days following your execution of this agreement, and any revocation relating to the Age Discrimination in Employment Act must be delivered within seven calendar (7) days (the “Revocation Periods”). Because of these Revocation Periods, this Agreement will not become effective or enforceable until the sixteenth calendar day after you sign it, provided that you have delivered your signed Agreement to the Company, and you did not revoke the Agreement as set forth above.
     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Separation Agreement and Release of Claims this 25 day of July, 2007.

WITNESS: /s/ Mary Beth Sayre	/s/ Bruce Paradis

Bruce Paradis

RESIDENTIAL FUNDING COMPANY, LLC

By: /s/ James G. Jones

Title: President